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                                                                    EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT dated November 9, 2000, is made and entered into by and between ZymoGenetics, Inc., a Washington corporation (the "Company") and Bruce L.A. Carter (the "Executive").

     1.  Employment.  The Company hereby employs the Executive and the Executive
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hereby accepts employment by the Company upon the terms and conditions contained in this Agreement and for the period (hereinafter called the "Term of Employment') specified in Section 3 below.

     2.  Duties.  The Executive shall, during the Term of Employment, serve the
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Company under the direction of the Board of Directors of the Company (the
"Board"), faithfully, diligently and competently and to the best of his ability, and shall devote his full business time to his employment hereunder. The Executive shall have the title and office of President and CEO of the Company in which capacity he shall have responsibility for the business and affairs of the Company, subject to the control of the Board. Executive also shall serve as a director of the Company. Executive's duties as President and CEO of the Company shall not be curtailed below those normally exercised by presidents and CEOs of similar companies. Executive may devote reasonable periods of time to (a) engaging in personal investment activities, (b) serving on the Board of Directors of other corporations with the consent of the Compensation Committee of the Board, if such service would not otherwise be prohibited by Section 9 hereof (it is understood and agreed that the Executive can continue to serve as a member of the Board of Directors of the following companies: AVI, Trega and Bioimage A/S), and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Executive's duties under the agreement.

     3.  Terms of Employment; Termination.
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         (a) The company shall employ the Executive, and the Executive shall serve the Company, for a period commencing on the date hereof and terminating on the earliest to occur of the following:

             (i) four (4) years from the date hereby of this agreement with a daily "evergreen" feature effective on the third anniversary, so that the remaining term will always be at least one (1) year, subject to either party being able, by written notice, to stop further operation of this evergreen feature; or

             (ii) the date on which the Company gives written notice to the Executive of termination due to the Executive's being unable, because of physical or mental illness or disability, to perform his duties hereunder; provided, however, that such notice may
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not be given by the Company unless the Executive has been unable, because of such illness or disability, to perform his duties hereunder for an aggregate of one hundred twenty (120) working days or ninety (90) consecutive working days during the twelve calendar months preceding the month in which such notice is given; or

               (iii)  the death of the Executive; or

               (iv) the date on which the Company gives written notion to the Executive of termination for Cause;

               (v) thirty (30) days after the date on which the Company gives Executive notice of termination without Cause; or

               (vi) ninety (90) days after the date on which the Executive gives written notice to the Company of termination for Good Reason.

          (b) Where reference is made in this Agreement to termination being by the Company for Cause, Cause shall be limited to the following: Executive has
(a) been convicted of, or pleaded guilty or nolo contendere to, a felony involving theft, moral turpitude or fraud, including fraud against the Company or under federal or state security laws, or (b) engaged in gross neglect or gross misconduct, or habitual misuse of drugs or alcohol, resulting in any case, in material injury to the business, reputation or affairs of the Company.

          (c) Where reference is made in this Agreement to termination being by Executive for Good Reason, Good Reason shall mean (i) the assignment to Executive of duties inconsistent in any respect with Executives position, including status, offices, titles and reporting relationships, authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in the significant diminution in such a position, authority, duties or responsibilities, in both cases, excluding any isolated, immaterial, or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of a written notice thereof given by Executive to the Board; (ii) any failure by the Company to provide compensation and benefits to Executive described in this Agreement, other than an isolated, immaterial, or inadvertent failure not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive to the Board; (iii) failure of the Company to obtain the assumption in writing of its obligations under the Agreement by any successor to all or substantially all of the assets of the Company within thirty (30) calendar days after the consummation of a merger, consolidation, sale or similar transaction;
(iv) any other material breach by the Company of its obligations to Executive under this Agreement which is not remedied by the Company promptly after receipt of written notice thereof given by the Executive to the Board; (v) relocation of the Company's headquarters more than 20 miles from its current headquarters in Seattle without Executive's consent; (vi) following a Change in Control (as defined in Section 5 hereof), the Executive ceases to hold the position of President and Chief Executive Officer of the parent or combined entity resulting from such Change in Control; or

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(vii) even if there is no Change in Control, but the Company enters into a merger, partnership or similar transaction, which results in a person other than the Executive becoming President and CEO of the new combined entity. Notwithstanding the foregoing, an event shall not constitute Good Reason hereunder unless the Executive has given notice of termination pursuant to this
Section 3(c) within six (6) months of such event constituting Good Reason.

          (d) No termination of the Term of Employment by either the Company or the Executive for any reason will affect in any way any accrued benefits to which the Executive may be entitled as of the date of termination.

     4.   Events Triggering Severance Benefits.  Upon the termination of
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Executive's employment by the Company without Cause or by the Executive for Good
Reason, Executive will be entitled to receive the severance benefits described in Section 5 below.

     5.   Severance Benefits.
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     In the event of a termination of employment described in Section 4 above,
Executive will be entitled, in lieu of any other severance benefits (other than those described elsewhere herein), to:

          (a) Continuation of Executive's then current annual salary for a period of two (2) years. If requested by executive, and agreed to by the Company, the present value of such salary continuation will be paid in a lump sum using a six percent (6%) annual discount factor.

          (b) Payment of a performance cash bonus at target for the year of termination, prorated for the portion of the year elapsed through the date of Executive's termination.

          (c) Payment of any benefits, in accordance with their terms, accrued to the date of termination, but previously unpaid.

          (d) Continuation of health care benefits for Executive and his dependents for two (2) years after the date of termination or until Executive receives substantially the same health care benefits from another employer, whichever occurs first.

          (e) Only if such termination occurs on or after a Change in Control (as hereafter defined), full vesting of all stock options, restricted stock and performance shares. Notwithstanding the foregoing, this provision will also apply if Executive is terminated pursuant to Section 3(a)(ii) or 3(a)(iii) hereof.

          (f) In the event such termination occurs prior to a Change in Control, only with respect to the Executive's stock option grant referred to in Section 7(a) hereof, Executive shall be vested in a number of shares equal to the greater of (i) 100,000 shares, or (ii) the number of shares that otherwise would be vested on the date of Executive's

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termination. The parties understand and agree that any future grants of stock options that Executive may receive pursuant to the Company's stock-based bonus program shall be entitled to the accelerated vesting described in the preceding sentence.

          (g)  As used herein, a "Change in Control" shall mean:

               (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), other than any one or more Series B Investor (as defined in the ZymoGenetics Series B Preferred Stock Purchase Agreement October 20, 2000), either directly or indirectly through one or more affiliated entities (collectively "Series B Purchasers"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (f)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of subsection
(f)(ii) of this Section 5; or

               (ii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (B) no Person (excluding (1) any one ore more Series B Purchasers, (2) any corporation resulting from such Business Combination, or (3) any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent board of the Company at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

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               (iii) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     6.  Compensation and Fringe Benefits
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         (a) The Company shall, during the Term of Employment, pay to the
Executive as compensation for the performance of his duties and obligations hereunder a salary at the rate of no less than Five Hundred Thousand Dollars ($500,000) per annum, which amount shall be reviewed annually on the date hereof. The compensation payable pursuant to this Section 4(a) shall be payable in equal biweekly installments on the last day of each such pay period. Executive's salary shall be increased each year by at least an amount equal to the percentage increase in the Consumer Price Index for all Urban Wage Earners in the Seattle-Tacoma area. In addition to the annual salary, the Executive will be eligible for an annual performance bonus applicable to executive personnel of the Company and as agreed by the Compensation Committee of the Board of Directors of the Company.

         (b) The Executive shall be enrolled and participate in any retirement, group insurance and other fringe benefit plans and arrangements which are applicable to the executive personnel of the Company and in effect from time to time, if he is eligible therefore, in each case in accordance with and subject to the provisions thereof. Without limiting the generality of the foregoing, the Company shall provide Executive with the following benefits:

             (i) The use of an automobile of Executive's choice which generally is offered for retail sale at a cost not to exceed $60,000 (not including taxes and license fees). The Company shall be responsible for all costs associated with operating such automobile, including, but not limited to insurance, repairs and maintenance, taxes, license fees and gasoline. Such automobile shall be replaced with a comparable automobile after four years or 60,000 miles, whichever occurs first. Subject to the terms of any applicable auto lease, Executive shall have the right to purchase such automobile from the company upon termination of Executive's employment for a price equal to the depreciated book value of such automobile;

             (ii) Reimbursement for the cost of telephone, telefax, and cellular phone charges, and the acquisition of telephone service and telephone calls;

             (iii) A family membership in the Washington Athletic Club, Seattle, Washington, including monthly dues, up to an annual maximum of $5,000;

             (iv) Reimbursement for expenses incurred for financial planning and tax preparation and advice up to a maximum of $25,000;

             (v)     Five (5) weeks of vacation annually;

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               (vi)   Term life insurance in the amount of $500,000 payable to
beneficiary of Executives choice;

               (vii) Medical and dental benefits no less favorable than those offered to other senior executives of the Company as they may be changed from time to time; and

               (viii) Annual medical check-up.

     7.   Equity-Based Compensation.
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          (a)  Executive has been granted a ten-year stock option under the
Company's Amended and Restated 2000 Stock Incentive Plan, dated August 23, 2000, which allows Executive to purchase 200,000 shares of the Company's common stock.

          (b) Executive shall be eligible to receive future grants of stock options pursuant to the Company's stock-based bonus program consistent with awards granted to other senior executives of the Company as determined in the sole discretion of the Compensation Committee of the Board of Directors.

          (c) If Executive leaves the Company before it becomes a public company, the Company will not exercise its repurchase rights, under Section 13.1 of the Amended and Restated 2000 Stock Incentive Plan (the "Plan"), to buy back shares of common stock issued to the Executive pursuant to any awards which were vested at the time of termination. Except as otherwise provided in Section 5(e), all unvested awards under the Plan shall immediately expire on any termination of the Executive's employment for any reason.

     8.   Expenses.  All reasonable and necessary travel and other reasonable
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expenses incident to the rendering of services by the Executive hereunder will be paid by the Company subject to Company policy. If such expenses are paid in the first instance by the Executive, the Company will reimburse him therefor on presentation of proper expense accounts.

     9.   Noncompetition; Non-Raid.
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          (a)  For a period of one year from the date he ceases to be an employee of the Company for any reason, the Executive shall not, unless released from such prohibition by the Company Board of Directors (and consistent with such conditions as the Board of Directors may impose on any such release), within North America, Western Europe (as defined in Exhibit A attached hereto) or Japan, directly or indirectly, be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with in any manner:

               (i) Any business, whose commercial or research and development efforts are in competition with the products manufactured or marketed by the Company, or the Company's products manufactured or marketed by its co-marketing, co-promotion,

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licensing or joint venture partners during Executive's employment with the
Company or the products or projects under research or development by the Company during Executive's employment with the Company (and on which the Company has expended at least $500,000); or

               (ii) Any research institution whose research efforts are in competition with products then manufactured or marketed by the Company, or the Company's products manufactured or marketed by its co-marketing, co-promotion, licensing or joint venture partners during Executive's employment with the Company or under research or development by the Company during Executive's employment with the Company (and on which the Company has expended at least $500,000), unless the Executive is not involved in any manner in the design, conduct or supervision of such research efforts, or unless such research is being conducted solely for scientific and not for commercial purposes. The executive shall be deemed to be connected with a business if such business is carried on by partnership in which he is a general or limited partner, consultant or employee, or a corporation or association of which he is a shareholder, officer, director, employee, member, consultant or agent; provided, that nothing herein shall prevent the purchase or ownership by the Executive of shares of less than 1% of the outstanding shares in a publicly or privately held corporation.

          (b) The Executive acknowledges that the covenants set for in Sections 9(a), 9(d) and 9(e) hereof are essential to the Company and that the Company would not enter into this Agreement if it did not include such covenants.

          (c)  The Executive acknowledges that any violation by him of this
Section 9 will cause the Company irreparable harm. Therefore, the Executive agrees that the Company shall be entitled, in addition to any remedies it may have under this Agreement or at law, to injunctive and other equitable relief to prevent any breach of this Section 9 by the Executive.

          (d) During the Term of Employment and for a period of two (2) years after the employment of the Executive is terminated for any reason, he will not directly or indirectly, either for his account or as representative agent for any other person, firm or corporation, solicit the services of, or entice away, any employee of the Company, or the employee of any company affiliated with the Company.

          (e) During the Term of Employment and for a period of two (2) years after termination of Executive's employment for any reason, Executive shall not, directly or indirectly, recruit, solicit or induce any advisor, consultant, customer or business partner of the Company to terminate such party's relationship with the Company or to engage in activities competitive with the Company.

     10.  No Duty to Mitigate.  After a termination of employment, Executive
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will not be obligated to mitigate his damages by seeking other comparable employment, and any

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severance benefits payable to Executive will not be subject to reduction for any compensation received from other employment.

     11.  Fees and Expenses.  The Company will pay all reasonable professional
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fees and related expenses incurred by Executive in connection with the preparation of this Agreement, not to exceed $10,000.

     The Company will be required to have any successor to all or substantially all of its business and/or assets expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

     12.  Taxes.  The Company may deduct and withhold from any payments to be
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made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any statute, law, regulation or ordinance now or hereafter enacted. Executive will work reasonably with the Company to structure any salary, bonus or other compensation in such a fashion to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code while preserving the economic benefit intended to be received by Executive.

     13.  Indemnification.  Except to the extent inconsistent with the Company's
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Certification of Corporation or Bylaws, the Company will indemnity and hold harmless Executive to the fullest extent permitted by law with respect to Executive's service as an officer and director of the Company.

     14.  Governing Law.  This Agreement shall be governed by and construed in
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accordance win the laws of the State of Washington.

     15.  Entire Agreement.  This Agreement and the Employee Inventions and
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Proprietary Information Agreement, dated November 9, 2000, sets forth the entire agreement and understanding between Executive and the Company and supersedes and cancels any prior understanding, agreements or representations by or between the parties and between the Executive and Novo Nordisk A/S, written or oral including, without limitation, the Services Agreement between the Company and the Executive, dated September 5, 1997, in its entirety. This Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing signed by the parties.

     16.  No Conflict.  Executive represents and warrants that this Agreement
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and his performance hereunder does not and will not breach or conflict with any agreement to which Executive is or becomes a party.

     17.  Successors and Assigns.  The services and duties to be performed by
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Executive hereunder are personal and may not be assigned.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Executive, his heirs and representatives.

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     18.  Waiver.  Failure by either party to insist upon strict adherence to
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any one or more of the provisions of this Agreement on one or more occasions shall not be construed as a waiver, nor shall it deprive that party of the right to require strict compliance thereafter.

     19.  Severability.  Whenever possible, such provision of this Agreement
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shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not effect any other provision or the interpretation of this Agreement in any other jurisdiction.

     20.  Notices.  Any notice required or desired to be given hereunder shall
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be in writing and shall be deemed sufficiently given when delivered or when mailed by first class certified or registered mail, postage prepaid, to the party for whom intended at the following address:

     The Company

          Chairman of the Board
          Zymo Genetics, Inc.
          1201 Eastlake Avenue East
          Seattle, Washington  98102

     With a Copy to:

          James Lisbakken, Esq.
          Perkins Coie LLP
          1201 Third Avenue, 48th Floor
          Seattle, Washington  98101-3099

     The Executive

          Dr. Bruce L.A. Carter
          1642 Federal Avenue East
          Seattle, Washington 98120

or to such other address, as to either party, as such party shall from time to time designate by like notice to the other.

     21   Counterparts.  This Agreement may be executed in two or more
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counterparts, of like tenor and effect, each of which shall be deemed an original but all of which together shall constitute one and the same instruments.

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     IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the first date written above.

                              ZYMOGENETICS, INC.



                              By: /s/ Shinko Campos
                                  --------------------------------------------
                                  Its:  Chief Business and Operations Officer
                                      ----------------------------------------



                              /s/ Bruce L.A. Carter
                              ------------------------------------------------
                              Bruce L.A. Carter

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